Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCADIA BIOSCIENCES, INC. IF PUBLICLY DISCLOSED

Dated November 12, 2020
ARCADIA BIOSCIENCES, INC. and BIOCERES CROP SOLUTIONS CORP.
MASTER TRANSACTION AGREEMENT

Table of Contents

ContentsPage

1	Definitions3
1.1	Definitions of Certain Terms3
1.2	Headings; Table of Contents8
1.3	Singular, Plural, Gender8
1.4	Articles and Sections8
1.5	Information8
1.6	Currency8
1.7	Interpretation9
2	Sale and Purchase of the Membership Interests9
2.1	Sale and Purchase of the Membership Interests; License Agreement9
2.2	Consideration9
2.3	Lock-Up and Post-Closing Sale of Closing Shares11
2.4	Closing12
2.5	Post-Closing Deliverables13
2.6	Delinquent Payments13
2.7	Taxes14
2.8	Clawback14
3	Representations and Warranties of RKDA14
3.1	Organization and Authority of RDKA14
3.2	Organization and Authority of the Company15
3.3	Ownership of Membership Interests15
3.4	No Conflicts15
3.5	Litigation15
3.6	Relationships with the Company16
3.7	ROFO and ROFR Rights16
3.8	Purchase Entirely for Own Account16
3.9	Restricted Securities16
3.10	Accredited Investor17
3.11	No General Solicitation17
3.12	Legend17
3.13	Brokers and Finders17
3.14	Resignation of Managers17
4	Representations and Warranties of BIOX18
4.1	Organization and Authority18
4.2	No Conflicts18
4.3	Validity of Shares; Listing18
4.4	Listing and Maintenance Requirements19
4.5	Reports19
4.6	Litigation19
4.7	Relationships with the Company19

4.8	Brokers and Finders19
5	Covenants19
5.1	Public Announcements19
5.2	Disclosure Statements20
5.3	Compliance with Laws; Export Controls21
5.4	Further Assurances22
5.5	Confidentiality22
5.6	RKDA Filings23
5.7	Removal of Restrictive Legend; Transfers of Closing Shares23
6	Indemnification23
6.1	Indemnification by RKDA23
6.2	Indemnification by BIOX24
6.3	Certain Limitations24
6.4	Payment Adjustments24
6.5	Indemnification Procedures25
6.6	Survival26
6.7	Duty to Mitigate26
7	Records and Reports26
7.1	Records26
7.2	Audit27
8	Miscellaneous27
8.1	Fees and Expenses27
8.2	Notices27
8.3	Entire Agreement28
8.4	Amendment; Waivers28
8.5	Severability29
8.6	Counterparts29
8.7	Binding Effect29
8.8	Assignment29
8.9	Upon Change of Control30
8.10	No Third-Party Beneficiaries30
8.11	Construction; Cooperation30
8.12	Governing Law and Arbitration30
8.13	Specific Performance31
8.14	Certain Waivers32

This MASTER TRANSACTION AGREEMENT (the “Agreement”) is dated as of November 12, 2020 and entered into by and between:

(1)	ARCADIA BIOSCIENCES, INC., a Delaware corporation (“RKDA”); and
(2)	BIOCERES CROP SOLUTIONS CORP., a Cayman Islands exempted company (“BIOX”).

Each of BIOX and RKDA herein are also referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS:

(A)	BCS Holding Inc. (“BCS”) is a wholly-owned subsidiary of BIOX.
(B)

RKDA owns 50% of the outstanding membership interests (the “Membership Interests”) of Verdeca LLC, a Delaware limited liability company (the “Company”), which is a joint venture with BCS operating in the soybean industry.

(C)	RKDA wishes to sell the Membership Interests to BIOX, and BIOX wishes to purchase the Membership Interests from RKDA, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1	Definitions
1.1	Definitions of Certain Terms

The following terms, as used herein, have the following meanings:

“AAA” has the meaning given in Section 8.12.3.

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly Controls or is Controlled by or is under common Control with a Party during the Term.  An entity is an “Affiliate” only for so long as it qualifies under the conditions of this definition.

“Agreement” means this Master Transaction Agreement, as may be amended from time to time.

“BIOX” has the meaning given in the preamble of this Agreement.

“BIOX Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.8.

“BIOX Indemnitees” has the meaning given in Section 6.1.

“BIOX Ordinary Shares” means ordinary shares, $0.0001 par value per share, of BIOX.

“BIOX Party” means BIOX and its Affiliates.

“Bill of Sale” means the Bill of Sale transferring to BIOX all business-related assets concerning the [**] (as defined in the License Agreement) in the form attached to the License Agreement as Exhibit A.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York or Buenos Aires, Argentina are authorized or required by Law to be closed.

“Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31.

“Change of Control” means, with respect to RKDA, the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of RKDA and RKDA’s subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than to RKDA or one of its subsidiaries, (b) the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Voting Stock of RKDA or other Voting Stock into which RKDA’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, (c) RKDA consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, RKDA, in any such event pursuant to a transaction in which any of RKDA’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of RKDA’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction, (d) the adoption of a plan relating to RKDA’s liquidation or dissolution.

“Closing” has the meaning given in Section 2.4.

“Closing Cash Payment” has the meaning given in Section 2.2.1.

“Closing Date” has the meaning given in Section 2.4.

“Closing Payment” has the meaning given in Section 2.2.2.

“Closing Shares” means the unregistered ordinary shares, $0.0001 par value per share, of BIOX to be issued to RKDA pursuant to an exemption from registration, as provided in Section 2.2.2.

“Company” has the meaning given in the preamble of this Agreement

“Company Business" means the research, development, production and commercialization of soybean varieties, including GMO and non-GMO soybean varieties, suitable for commercialization throughout the world, in accordance with the terms and conditions of the Operating Agreement and the Services Agreements and other related corporate and contractual instruments.

“Competitor” means any Person engaged in the research, development, production or commercialization of soybean varieties, including GMO and non-GMO soybean varieties.

“Confidential Information” has the meaning given in Section 5.5.

“Consent” means any consent, approval, authorization, waiver, permit, exemption or order of, registration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Consideration” has the meaning given in Section 2.2.

“Contemplated Transactions” has the meaning given in Section 2.2.

“Contract” means any contract, purchase order, note, mortgage, indenture, license, lease or other instrument.

“Contract Year” has the meaning given in the License Agreement.

“Control” means ownership, directly or through one or more Affiliates, of (i) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (ii) fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or (iii) ownership of the general partner interest in any partnership, or (iv) the power to direct or cause the direction of the management and the policies of a legal entity, whether through the ownership or possession of a majority of the outstanding voting or equity interest, or (v) any other arrangement with the right to direct the Board of Directors or equivalent governing body of a corporation or other legal entity, or (vi) in the case of (i) and (ii) above, if such level of ownership or control is prohibited in any country, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such legal entity exists.

“Cost Sharing and Ownership Agreement” means the Cost Sharing and Ownership dated as of March 31, 2020 by and between the Company, RKDA and BCS.

“Disclosing Party” has the meaning given in Section 5.5.1.

“Dispute” has the meaning given in Section 8.12.1.

“Dispute Statement” has the meaning given in Section 6.5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning given in Section 5.3.2.

“First Condition” has the meaning given in Section 2.2.3(ii).

“Germplasm License Agreement” means the Germplasm License Agreement dated as of July 30, 2015, by and between Bioceres Semillas SAU and RKDA.

“GMO Product” means the GMO-Stacking products pursuant to Section 7 of the License Agreement.

“Governmental Authority” means any national, federal, state or local government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any other foreign nation or jurisdiction or any political subdivision of any thereof and any court, tribunal or arbitrator.

“Indemnified Party” has the meaning given in Section 6.5.1.

“Indemnifying Party” has the meaning given in Section 6.5.1.

“Intellectual Property” has the meaning given in the License Agreement.

“Law” means any federal, state, local, foreign or international law, statute, treaty, ordinance, rule, regulation, order, code, judgment or decree.

“License Agreement” has the meaning given in Section 2.1.

“Lien” means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, adverse claim, easement, covenant, lien, charge or other similar arrangement.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding or investigation, civil, criminal or regulatory, in law or in equity.

“Lock-Up Period” has the meaning given in Section 2.3.12.3.1.

“Losses” means any and all direct or indirect losses, damages, costs, obligations, fines, penalties and out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses) derived from direct or Third-Party Claims; provided, however, that “Losses” shall exclude any indirect, consequential, special, punitive or exemplary damages unless such damages are incurred as part of a Third-Party Claim.

“Membership Interests” has the meaning given in the recitals to this Agreement.

“Net HB4 Soybean Revenues” has the meaning given in the License Agreement.

“Net Wheat Technology Licensing Revenues” has the meaning given in the License Agreement.

“Notice” has the meaning given in Section 8.2.1.

“Operating Agreement” means the limited liability company agreement of the Company dated February 24, 2012 including all exhibits thereto, as amended.

“Party” and “Parties” have the meaning given in the preamble of this Agreement.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, company, joint venture, trust, Governmental Authority or other entity.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement to be entered as of the Closing Date by and between RKDA and BIOX in the form attached hereto as Exhibit B.

“Prohibited Transfer” has the meaning given in Section 2.3.1.

“Recipient” has the meaning given in Section 5.5.1.

“Records” has the meaning given in Section 7.1.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial advisors, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.

“RKDA” has the meaning given in the preamble of this Agreement.

“RKDA Filings” means all the filings made by RKDA with any Governmental Authority relating to the to the RKDA Traits Licensed to the Company and RKDA Patents Licensed to the Company in the Soybean Field Territory (as these terms are defined in the License Agreement), including dossiers, presentations and other supporting documentation to such filings.

“RKDA Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.3and Section 3.12.

“RKDA Indemnitees” has the meaning given in Section 6.2.

“RKDA Licensed Property” has the meaning given in the License Agreement.

“RKDA Party” means RKDA and its Affiliates.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Laws of the United States, the United Kingdom, the European Union or the United Nations relating to economic, trade and financial sanctions and embargoes, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the U.S. Department of the Treasury Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union; (b) any Person located, organized or resident in a Sanctioned Country; and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of a Person described in (a) or (b) of this definition.

“Sanctioned Country” means any country or region that is or has been within the past five (5) years the target of Laws relating to economic, trade and financial sanctions and embargoes, including Crimea, Cuba, North Korea, Sudan, Syria, Venezuela and Iran.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning given in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” means the Services Agreement dated as of June 1, 2020, by and between RKDA and BCS.

“Third-Party Claim” has the meaning given in Section 6.5.2.

“Third Party A” has the meaning given in the License Agreement.

“Third Party B” has the meaning given in the License Agreement.

“Third Party C” has the meaning given in the License Agreement.

“Third Party D” has the meaning given in the License Agreement.

“Transaction Documents” means this Agreement, the License Agreement, the Pledge and Security Agreement, and all other agreements, instruments, documents and certificated contemplated to be delivered hereunder or thereunder by any Party at or prior to Closing.

“US$” or “Dollar” means U.S. dollars, the lawful currency of the United States.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

1.2	Headings; Table of Contents

Headings and table of contents should be ignored in construing this Agreement.

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	Articles and Sections

References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement.

1.5	Information

References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.6	Currency

All dollar amounts set forth herein are expressed in the currency of the United States. All payments to be made under this Agreement by one Party to another Party shall be made in Dollars. If currency conversion is required to make any payments under this Agreement, the conversion shall be made using the exchange rate used to convert the applicable currency into Dollars as published in the Wall Street Journal on the last business day of the Calendar Quarter for which such payments are being made. The paying Party shall bear any costs associated with such currency conversions.

1.7	Interpretation

In this Agreement, unless the context otherwise requires, any reference to “including” or “excluding” shall be illustrative only and without limitation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise specifically stated in this Agreement, “days” means calendar days.

2	Sale and Purchase of the Membership Interests
2.1	Sale and Purchase of the Membership Interests; License Agreement

Subject to the terms and conditions set forth herein, at the Closing, (a) RKDA shall sell, convey, transfer, assign and deliver to BIOX, and BIOX shall purchase, acquire and accept from RKDA, free and clear of all Liens, all of RKDA’s right, title and interest (record and beneficial) in, to and under the Membership Interests and (b) BIOX and RKDA shall enter into that certain license agreement relating to the license of certain Intellectual Property rights of RKDA to BIOX attached hereto as Exhibit A (the “License Agreement”). The sale and transfer of the Membership Interests herein shall also comprise the sale, transfer and assignment of any and all contractual rights, and assets related to the Company and the Company Business held by RKDA as of the Closing Date as member to the Company.

2.2	Consideration

The sale and purchase of the Membership Interests and the transactions contemplated by the License Agreement are collectively referred to as the “Contemplated Transactions.” The consideration for the sale and purchase of the Membership Interests and the transactions contemplated by the License Agreement (the “Consideration”) shall consist of certain cash payments and the Closing Shares (as defined below), representing an aggregate amount equal to (a) [**]Dollars ($[**]), plus (b) the Royalty Payments (as defined below), as follows:

2.2.1

Closing Cash Payment. Five Million Dollars ($5,000,000.00) (the “Closing Cash Payment”) payable by BIOX or one of its Affiliates to RKDA at the Closing in cash by wire transfer of immediately available funds to such account or accounts as designated by RKDA in writing. As promptly as possible following the Closing, RKDA shall deliver to BIOX proof of payment of the Closing Cash Payment in SWIFT form.

2.2.2	Closing Shares. [**] Dollars ($[**]) payable in kind through the issuance by BIOX to RKDA at the Closing of One Million Eight Hundred Seventy-Five Thousand

(1,875,000) BIOX Ordinary Shares (the “Closing Shares” and, together with the Closing Cash Payment, the “Closing Payment”).
2.2.3

Post-Closing Payments. Following the Closing, BIOX shall, or shall cause one of its Affiliates to, make the following payments to RKDA by wire transfer of immediately available funds to such account or accounts as designated by RKDA in writing:

(i)

One Million Dollars ($1,000,000) payable in five (5) equal monthly installments of Two Hundred Thousand Dollars ($200,000) each, payable on the thirty (30), sixty (60), ninety (90), one hundred twenty (120), and one hundred fifty (150) day anniversaries of the Closing Date, which payments shall represent a reimbursement of costs and expenses incurred by RKDA with respect to the Contemplated Transactions.  RKDA shall invoice BIOX or one of its Affiliates for each $200,000 payment, as instructed by BIOX in writing.

(ii)

Two Million Dollars ($2,000,000) payable in four (4) equal quarterly installments of Five Hundred Thousand Dollars ($500,000) each, subject to and conditioned upon the occurrence of either (1) BIOX reaching commercial plantings of two hundred thousand (200,000) hectares of HB4 soybean production in one crop season; or (2) approval of the Governmental Authorities of Republic of China relating to the HB4 soybean trait for “Food and Feed” whichever occurs first (and such occurrence, the “First Condition”). The first installment shall be due and payable on the day that is the thirtieth (30th) day after the satisfaction of the First Condition, with the remaining three (3) installments to be paid on the three (3), six (6), and nine (9) month anniversaries of the date of payment of the first installment. For the avoidance of doubt, no payment shall be due by BIOX under this Section 2.2.3(ii) unless and until one of the conditions set forth in clauses (1) and (2) of the preceding sentence occurs. RKDA, at BIOX’s request, shall invoice BIOX or one of its Affiliates for each $500,000 payment, as instructed by BIOX in writing.

2.2.4

Royalty Payments. BIOX shall, or shall cause one of its Affiliates to, within sixty (60) days after the end of each Calendar Quarter following the Closing Date, make the following payments to RKDA: (a) a royalty payment of six percent (6%) of the Net HB4 Soybean Revenues (the “Net HB4 Soybean Revenue Royalty”) generated during such Calendar Quarter, and (b) a royalty payment of twenty-five percent (25%) of the Net Wheat Technology Licensing Revenues generated during such Calendar Quarter ((a) and (b), collectively, the “Royalty Payments” and each, a “Royalty Payment”); provided, however, that the aggregate amount of all Net HB4 Soybean Revenue Royalty payable under this Section 2.2.4 shall not exceed Ten Million Dollars ($10,000,000). All Royalty Payments shall be accompanied by a royalty report setting forth a detailed accounting of the Net HB4 Soybean Revenues or Net Wheat Technology Licensing Revenues, as

applicable (each, a “Royalty Report”). The BIOX Parties shall make the Royalty Payments to RKDA during the Term (as defined in the License Agreement).

The Consideration constitutes the entirety of the consideration payable by BIOX to RKDA pursuant to this Agreement and the License Agreement.

2.3	Lock-Up and Post-Closing Sale of Closing Shares
2.3.1

RKDA hereby agrees that it will not, without the prior written consent of BIOX, during the period commencing on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Closing Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Closing Shares, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Closing Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”).

2.3.2

Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent RKDA from pledging its Closing Shares to a lender of RKDA or transferring its Closing Shares to any of its Affiliates in a bona fide transaction.

2.3.3

If any Prohibited Transfer is made or attempted in breach of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and BIOX shall refuse to recognize any such purported transferee of the Closing Shares as one of its equity holders for any purpose. In order to enforce the terms of this Section 2.4, BIOX may impose stop-transfer instructions with respect to transfers of Closing Shares (and permitted transferees and assigns thereof) not in compliance with the restrictions of this Section 2.4 until the end of the Lock-Up Period.

2.3.4

During the Lock-Up Period each certificate (if any) evidencing the Closing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

(i)

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

2.3.5

For the avoidance of any doubt, (i) RKDA shall retain all of its rights as a holder of the Closing Shares during the Lock-Up Period, including the right to vote all Closing Shares, and (ii) upon the expiration of the Lock-Up Period, BIOX shall, or shall cause its transfer agent to, remove the legend described in Section 2.3.4 from each certificate (if any) evidencing the Closing Shares.
2.4	Closing

The closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place upon execution of this Agreement by exchange of electronic signature pages on the date hereof (the “Closing Date”).

2.4.1	RKDA’s Deliverables

At the Closing, RKDA shall deliver, or cause to be delivered, to BIOX:

(i)	an assignment of the Membership Interests to BIOX in form and substance reasonably satisfactory to BIOX and in compliance with the terms of the Operating Agreement, duly executed by RKDA;
(ii)	a resignation letter, effective as of the Closing, relating to the resignation of Matt Plavan, in his capacity as manager of the Company;
(iii)	a duly executed counterpart to the Bill of Sale;
(iv)	a duly executed counterpart to the License Agreement;
(v)	a duly executed counterpart to the Pledge and Security Agreement;
(vi)

a certificate of an officer of RKDA certifying as to (x) the resolutions of the board of directors of RKDA, duly adopted and in effect, authorizing the execution, delivery, and performance of this Agreement and the Contemplated Transactions and (y) the names and signatures of the officers of RKDA authorized to sign this Agreement and the other Transaction Documents;

(vii)	a duly executed counterpart of a termination agreement relating to the Services Agreement;
(viii)	the RKDA Filings and evidence, in a form reasonably satisfactory to BIOX, of the transfer of any registries and RKDA Filings to the Company or BIOX (as directed by BIOX, in its sole discretion);
(ix)	a duly executed counterpart of a termination agreement relating to the Cost Sharing and Ownership Agreement; and
(x)	a duly executed counterpart of a termination agreement relating to the Germplasm License Agreement.

2.4.2	BIOX’s Deliverables

At the Closing, BIOX shall deliver, or cause to be delivered, to RKDA:

(i)

payment of the Closing Payment, consisting of the Closing Cash Payment and the Closing Shares. To effectuate such payment in Closing Shares, BIOX shall issue or cause its transfer agent to issue, such BIOX

Ordinary Shares to RKDA by means of a book-entry credit of such BIOX Ordinary Shares to an account maintained by RKDA at The Depository Trust Company;
(ii)	a duly executed counterpart to the Bill of Sale;
(iii)	a duly executed counterpart to the License Agreement;
(iv)	a duly executed counterpart of the Pledge and Security Agreement;
(v)

a duly executed waiver of any rights it may have under the Operating Agreement in connection with the Contemplated Transactions, including any right of first offer, right of first refusal or any similar rights, including with respect to notice thereof, in connection with the Contemplated Transactions;

(vi)

a certificate of an officer of BIOX certifying as to (x) the resolutions of the board of directors or other governing body of BIOX, duly adopted and in effect, authorizing the execution, delivery, and performance of this Agreement and the Contemplated Transactions, and (y) the names and signatures of the officers of BIOX authorized to sign this Agreement and the other Transaction Documents;

(vii)	a duly executed counterpart of a termination agreement relating to the Services Agreement;
(viii)	a duly executed counterpart of a termination agreement relating to the Cost Sharing and Ownership Agreement; and
(ix)	a duly executed counterpart of a termination agreement relating to the Germplasm License Agreement.
2.5	Post-Closing Deliverables

Following the Closing, RKDA shall (a) use commercially reasonable efforts to deliver to BIOX a written consent of [**] to RKDA’s assignment to BIOX of RKDA’s rights under its [**], and (b) deliver to BIOX, within thirty (30) days from the date hereof, duly executed copies of letters or instructions filed with the relevant Governmental Authorities appointing BIOX’s representatives and officers (as informed by BIOX in writing) to act on behalf of the Company in connection with the RKDA Filings and (c) use commercially reasonable efforts to deliver to BIOX duly executed copies of resignation letters, effective as of the Closing, relating to the resignation of [**] in their respective capacities as managers of the Company.

2.6	Delinquent Payments

Overdue payments will bear interest at a per annum rate of equal to the lesser or (a) ten percent (10%) and (b) the maximum amount of interest allowed under the laws of the State of Delaware, which shall apply from the date on which the applicable payment was due but not paid until the date on which payment in full was made. The payment of such interest shall not prevent the Party to which such payment is due from exercising any other rights it may have with respect to such payment.

2.7	Taxes

The Parties acknowledge and agree that each Party shall bear its respective responsibilities with regard to taxes owed to any applicable authority in connection with the Closing or its performance under the Transaction Agreements.

2.8	Clawback

At the Closing, RKDA shall grant to BIOX a pledge over Six Hundred Twenty-Five Thousand (625,000) Closing Shares (the “Pledged Closing Shares”) pursuant to the Pledge and Security Agreement.  Following the Closing Date, if one or more Clawbacks (as defined in the License Agreement) occur pursuant to Section 11.2 of the License Agreement, RKDA shall, at its sole discretion, either (a) deliver to BIOX a payment of an amount in cash equal to Five Million Dollars ($5,000,000), payable by wire transfer of immediately available funds to such account or accounts as designated by BIOX in writing, or (b) instruct BIOX to exercise its rights over the Pledged Closing Shares pursuant to the Pledge and Security Agreement. The rights of BIOX under this Section 2.8 shall comprise the total compensation of BIOX for any Clawbacks (as defined in the License Agreement) and shall be binding upon RKDA.

3	Representations and Warranties of RKDA

RKDA represents and warrants to BIOX as of the date hereof, as follows:

3.1	Organization and Authority of RDKA

RKDA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  RKDA has all necessary power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery by RKDA of this Agreement and the other Transaction Documents, the performance by RKDA of its obligations hereunder and thereunder and the consummation by RKDA of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of RKDA and, except with respect to the provisions of Articles 3, 4, 5, and 6 of the License Agreement, do not require the Consent of any third party or the making of any filing or declaration with, or the giving of any notice to, any Person or authority, other than any such Consent, filing, declaration or notice, the failure of which to be obtained, filed, made or given (as applicable) would not materially and adversely affect the Membership Interests or the intellectual property rights licensed to BIOX by RKDA in the License Agreement. This Agreement has been duly executed and delivered by RKDA, and (assuming due authorization, execution and delivery by BIOX) this Agreement constitutes a legal, valid and binding obligation of RKDA, enforceable against RKDA in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2	Organization and Authority of the Company

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

3.3	Ownership of Membership Interests

RKDA is the record owner of and has good and valid title to the Membership Interests, free and clear of any Liens.  The Membership Interests constitute 50% of the total issued and outstanding membership interests in the Company.  The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. The Membership Interests comprise all rights and assets of RKDA and its Affiliates in the Company. Other than the Membership Interests, neither RKDA nor any of its Affiliates owns any other membership interests in, or any other equity security of, the Company, or any warrant, purchase right, subscription right, conversion right, exchange right, contingent right to receive or other right of any kind with respect to any such equity security. Neither RKDA nor any of its Affiliates has transferred to any third party any rights or assets pertaining to or relating to the Company or the Company Business. After the Closing Date RKDA shall not retain any rights or assets related to the Company Business.

3.4	No Conflicts

The execution, delivery and performance by RKDA of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, in any material respect, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon the Membership Interests, under (i) any applicable Law, (ii) the certificate of incorporation or by-laws or other organizational documents of RKDA or (iii) any material Contract to which RKDA is a party or by which RKDA’s property or assets are subject.

3.5	Litigation

There is no Litigation pending or, to the knowledge of RKDA, threatened against or involving the Company, or any of its properties or assets, or any of RKDA and its affiliates (i) that affect the Membership Interests, (ii) that would reasonably be expected to impair or delay the ability of RKDA to perform its obligations hereunder or (iii) that could challenge or seek to prevent, enjoin or otherwise materially delay the implementation of the Contemplated Transactions. Other than the third party rights detailed in Articles 3, 4, 5 and 6 of the License Agreement, RKDA does not presently have knowledge of any third party claims or rights that could give rise to, or serve as basis for, any Litigation against or involving the Company, or any of its properties or assets, that would impact the Membership Interests, or that would prevent RKDA’s compliance with this Agreement.  RKDA also does not presently have knowledge of any pending actions or obligations derived from any Litigation already concluded against or involving the Company, or any of its properties or assets, or any of RKDA and its Affiliates, that would impact the Membership Interests.

3.6	Relationships with the Company

All the covenants and agreements required to be performed by RKDA under the Cost Sharing and Ownership Agreement and the Services Agreements have been fully performed in accordance with their terms. The Company and BCS, as member of the Company, do not have any liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, to RKDA. The Company does not have any liability of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, to any third party for services or goods subscribed by RKDA on behalf of the Company.

3.7	ROFO and ROFR Rights

There are no other rights of first offer or, rights of first refusal over the RKDA Patents and RKDA Traits other than those set forth in Articles 3, 4, 5 and 6 of the License Agreement.

3.8	Purchase Entirely for Own Account

This Agreement is made with RKDA in reliance upon the RKDA’s representation to BIOX, which by RKDA’s execution of this Agreement, RKDA hereby confirms, that the Closing Shares to be issued to RKDA will be issued for investment for RKDA’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that RKDA has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, RKDA further represents that, except for the transactions contemplated by this Agreement, RKDA does not presently have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Closing Shares.

3.9	Restricted Securities

RKDA understands that neither the Closing Shares have been or will be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the RKDA’s representations as expressed herein. RKDA understands that the Closing Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, RKDA must hold the Closing Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. RKDA acknowledges that BIOX has no obligation to register or qualify the Closing Shares for resale. RKDA further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Closing Shares, and on requirements relating to BIOX which are outside of RKDA’s control, and which BIOX is under no obligation and may not be able to satisfy.

3.10	Accredited Investor

RKDA is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.11	No General Solicitation

Neither RKDA, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Closing Shares.

3.12	Legend

Subject to Article 6, RKDA understands that the Closing Shares and any securities issued in respect of or exchange for the Closing Shares may be notated with the following legend:

(i)

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Closing Shares represented by the certificate, instrument, or book entry so legended.
3.13	Brokers and Finders

Except for RKDA’s engagement with Rabo Securities USA, Inc., which fees and expenses shall be borne exclusively by RKDA, neither RKDA nor any of its Affiliates has entered into any other Contract or other arrangement that would require any Person to pay any fees, commission or expense reimbursement to any investment banker, broker, finder or other intermediary in connection with the Contemplated Transactions.

3.14	Resignation of Managers

[**] have each effectively resigned from their position as manager of the Company. There is no claim (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Company, or its managers, officers, employees or members on behalf of either [**] in respect of loss of office as a manager of the Company or to any claim for compensation for arrears of pay. There is no outstanding agreement under which the Company has or could have any debt, liability or other obligation to either [**].

4	Representations and Warranties of BIOX

BIOX represents and warrants to RKDA as follows:

4.1	Organization and Authority

BIOX is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.  BIOX has all necessary power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery by BIOX of this Agreement and the other Transaction Documents, the performance by BIOX of its obligations hereunder and thereunder and the consummation by BIOX of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of BIOX and do not require the Consent of any third party, or the making of any filing or declaration with, or the giving of notice to, any Person or authority, other than any such Consent, filing, declaration or notice, the failure of which to be obtained, filed, made or given (as applicable) would not materially and adversely affect the business or operations of BIOX or impair its ability to perform its obligations hereunder.  This Agreement has been duly executed and delivered by BIOX, and (assuming due authorization, execution and delivery by BIOX) this Agreement constitutes a legal, valid and binding obligation of BIOX, enforceable against BIOX in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2	No Conflicts

The execution, delivery and performance by BIOX of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not in any material respect conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both): (i) any applicable Law; (ii) the amended and restated memorandum and articles of association of BIOX; or (iii) any material Contract or other instrument applicable to BIOX or any of its properties or assets.

4.3	Validity of Shares; Listing

When issued and delivered in accordance with this Agreement and the amended and restated memorandum and articles of association of BIOX and following registration in the register of members of BIOX, the Closing Shares shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non-assessable; (iii) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements; (iv) be listed on NYSE American and freely tradeable (subject to the lock-up restrictions provided in Section 2.3 and the removal of the restrictive legend in accordance with Article 6); and (v) not have been issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person.

4.4	Listing and Maintenance Requirements

BIOX has not, in the twelve (12) months preceding the date hereof, received notice from NYSE or any trading market on which the BIOX Ordinary Shares is or has been listed or quoted to the effect that BIOX is not in compliance with the listing or maintenance requirements of such trading market. BIOX is in compliance in all material respects with all such listing and maintenance requirements and the Contemplated Transactions do not violate any rules or regulations of NYSE.

4.5	Reports

BIOX has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by BIOX pursuant to the Exchange Act since March 14, 2019 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by BIOX.

4.6	Litigation

There is no Litigation pending or, to the knowledge of BIOX, threatened against or involving BIOX (i) that would reasonably be expected to impair or delay the ability of BIOX to perform its obligations hereunder or (ii) that could challenge or seek to prevent or enjoin the implementation of the Contemplated Transactions.

4.7	Relationships with the Company

All the covenants and agreements required to be performed by BIOX under the Cost Sharing and Ownership Agreement and the Services Agreements have been fully performed in accordance with their terms. The Company does not have any liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, to BIOX. The Company does not have any liability of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, to any third party for services or goods subscribed by BIOX on behalf of the Company

4.8	Brokers and Finders

Neither BIOX nor any of its Affiliates has entered into any Contract or other arrangement that would require any Person to pay any fees, commission or expense reimbursement to any investment banker, broker, finder or other intermediary in connection with the Contemplated Transactions.

5	Covenants
5.1	Public Announcements
5.1.1	Except as otherwise provided in this Section 5.1 and as provided in the License Agreement, no Party has the right to use any of the other Party’s corporate or trade names, trademarks, service marks, logos, or any other identifier, or the names of its employees, and will not use any of such, without the other Party’s express written consent.
5.1.2

Except as required by Law, or as otherwise set forth in this Section 5.1, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereunder, or make reference to the other Party or the terms of this Agreement, without the prior written approval of the other Party, which consent shall not be unreasonably withheld; provided, however, that both Parties are authorized to issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions, or make reference to the other Party or the terms of this Agreement in any 8-K, 6-K, 10-K, 20-F or other filing required under the United States federal securities Laws or under the rules and regulations of NYSE or Nasdaq (as applicable), in any analyst meeting and investor conference calls, or as otherwise deemed reasonable and necessary by the Party issuing or disclosing such information, in its sole discretion, in respect of the fact that it has publicly traded securities listed on a national securities exchange.  No Party may issue any press release or other public announcement mentioning any GMO Product within the scope of this Agreement or the License Agreement until such time as BIOX meets all the requirements of Article 7 of the License Agreement, at which point the Parties will confer and agree on the wording of any press release or public announcement that might issue that discusses any such GMO Product.

5.2	Disclosure Statements
5.2.1

Each Party, as a publicly traded company, is obligated to disclose material agreements and to provide regular updates of financial performance. It is expected that disclosures of the Transaction Agreements and their respective effects on each Party’s performance against their respective financial goals will be required. To the extent permitted by the Laws and regulations governing disclosures made by a public company, each Party shall: (i) treat the content of the Transaction Agreements as Confidential Information; (ii) redact provisions to the maximum amount allowed by Law; and (iii) provide the other Party with advance notice of the content of all public disclosures relating to the Transaction Agreements and incorporate any comments received from the other Party to the extent permitted by Law.  Each Party shall provide the other Party with at least three (3) days advance notice of such disclosure.

5.2.2

The Parties may further agree to issue, following the Closing Date, a media statement, acceptable to both Parties, to announce this Agreement, which will be consistent with each Party’s disclosure obligations.

5.2.3

Upon a Party’s request, the other Party shall furnish to the requesting Party such information as may be reasonably necessary to enable the requesting Party to prepare and file with the SEC a disclosure statement on Form 8-K or Form 6-K, as applicable under the Exchange Act, and the rules and regulations promulgated thereunder, in respect of the Closing Shares issued under this Agreement.
5.2.4	Future press releases resulting from the Company’s milestones shall be approved in writing by BIOX prior to publication, with such approval not to be unreasonably withheld, conditioned or delayed.
5.3	Compliance with Laws; Export Controls
5.3.1

Export Control. Each Party shall, and shall require its Affiliates to, comply with all applicable Laws, including, without limitation, to the extent applicable, statutes and regulations affecting biotechnology and agricultural development, marketing and distribution; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.).  Each Party understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes, biological materials, and other commodities is subject to United States Laws and regulations controlling their export, some of which prohibit or require a license for export to certain specified countries.  Each Party hereby represents and warrants that it and its Affiliates will comply with all applicable United States Laws and regulations, and any applicable similar Laws and regulations of any other country, controlling the export of commodities, agricultural products, biological materials, and technical data.

5.3.2

FCPA. Each Party acknowledges that the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) prohibits the payment or giving of anything of value, or the making of any promise to pay or give anything of value, either directly or indirectly, by “issuers” and “domestic concerns” (each as defined in the FCPA) to an official of a foreign government for the purpose of influencing an act or decision of the official in his official capacity, or inducing him or her to use his or her influence with the foreign government, to assist a Party in obtaining or retaining business for or with, or directing business to, a Party.  Each Party covenants that the operations of the Parties or any of their respective Affiliates shall be conducted at all times in compliance with all applicable Laws relating to anti-money laundering matters in their respective relevant jurisdictions.

5.3.3

OFAC. Each Party represents and warrants, as of the Closing Date, that no owner, directly or indirectly, of ten percent (10%) or more of the ownership interests in such Party is a person or government from countries or other areas that are subject to economic, trade, sectoral, or transactional sanctions imposed by the United States Government, and that no Party or any of its owners, directors, officers or Affiliates appears on any lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or published by any agency of the government of the United States or any other jurisdiction in which such Party is doing business, including but not limited to the List of Specially Designated Nationals and Blocked Persons

maintained by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury.
5.4	Further Assurances

Each Party agrees to execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

5.5	Confidentiality
5.5.1

Definitions. The Parties acknowledge that, unless it falls within one of the exclusions set forth in this Article, the confidential or proprietary information disclosed by either Party (“Disclosing Party”) to other Party (“Recipient”) under or relating to this Agreement (“Confidential Information”) is the confidential and proprietary information of the Disclosing Party.  BIOX’s Confidential Information includes, without limitation, (i) all audit reports of BIOX’s Records, and (ii) all Royalty Reports.  RKDA’s Confidential Information includes, without limitation, all technical information on RKDA Intellectual Property.

5.5.2

Non-disclosure and non-use. Except as expressly authorized in this Section 5.5, the Parties agree (i) not to disclose a Disclosing Party’s Confidential Information, and (ii) to use the Disclosing Party’s Confidential Information only as necessary to fulfill the Recipient’s obligations, comply with any applicable Laws or in the reasonable exercise of rights granted to it under this Agreement.  Each Party may disclose Disclosing Party’s Confidential Information only to (a) its Representatives or Affiliates, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, or (b) to the extent such disclosure is required to comply with applicable Law or regulation or the order of a court of competent jurisdiction, to defend or enforce this Agreement, or to comply with the rules of the SEC or any stock exchange or listing entity; provided, however, that the Recipient, if legally able, provides prior written notice of such disclosure to the Disclosing Party and, at the Disclosing Party’s sole expense and reasonable request, takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

5.5.3	Exclusions. The restrictions set forth in this Section 5.5 will not apply to Confidential Information that:
(i)	at the time of disclosure is in the public domain;
(ii)	after disclosure hereunder enters the public domain other than through breach of this Agreement by the Recipient;
(iii)	the Recipient can demonstrate was in the Recipient’s possession without obligation of confidentiality prior to receiving the disclosure from the

Disclosing Party hereunder, and that such prior disclosure was not acquired directly or indirectly from the Disclosing Party;
(iv)	becomes available to the Recipient from a Third Party which is not legally prohibited from disclosing such Confidential Information; or
(v)	the Recipient can demonstrate by written records was developed by or for the Recipient without reference to the Disclosing Party’s Confidential Information.
5.5.4

The Parties agree that the confidentiality obligations hereunder require that each Party use measures to protect confidentiality as each would use for its own confidential information, but at least reasonable measures and that each Party is liable for breach of this Article by such Party’s Representatives.

5.5.5

The Parties agree that this Section 5.5 is the complete and exclusive statement of the agreement between the Parties relating to this subject, superseding all proposals or other prior agreements, oral or written, and all prior communications between the Parties relating to this subject, including, for the avoidance of doubt, the Confidentiality Agreement dated as of August 10, 2020, by and between BIOX and RKDA.

5.6	RKDA Filings

To the extent some of the RKDA Filings have not been delivered by RKDA to BIOX or the Company, as applicable, at the Closing, RKDA shall, as promptly as possible following the Closing Date and in any event before the date that is three (3) months after the Closing Date, (a) transfer such RKDA Filings that have not been delivered at the Closing to BIOX or the Company (as directed by BIOX, in its sole discretion) and (b) provide evidence, in a form reasonably satisfactory to BIOX, of the transfer to the Company or BIOX (as directed by BIOX, in its sole discretion) of any registries and RKDA Filings that have not been delivered by RKDA to BIOX or the Company, as applicable, at the Closing.

5.7	Removal of Restrictive Legend; Transfers of Closing Shares

BIOX shall, or shall cause its transfer agent to, remove the restrictive legend from the Closing Shares upon delivery of a legal opinion from RKDA’s counsel regarding RKDA’s compliance with Rule 144 of the Securities Act of 1933 in connection with the Closing Shares.  Following removal of the restrictive legend and the expiration of the Lock-Up Period, BIOX shall cause its transfer agent to facilitate transfers of the Closing Shares as instructed by RKDA.

6	Indemnification
6.1	Indemnification by RKDA

From and after the Closing, RKDA shall indemnify and hold harmless each of BIOX and its Affiliates and their respective Representatives (collectively, the “BIOX Indemnitees”) from and against any and all Losses resulting from or arising out of:

6.1.1	any breach of any representation or warranty made by RKDA in Article 3; and
6.1.2	any failure of RKDA to perform any covenant or agreement under this Agreement.
6.2	Indemnification by BIOX

From and after the Closing, BIOX shall indemnify and hold harmless RKDA and its Affiliates and their respective Representatives (collectively, the “RKDA Indemnitees”) from and against any and all Losses resulting from or arising out of:

6.2.1	any breach of any representation or warranty made by BIOX in Article 4; and
6.2.2	any failure of BIOX to perform any covenant or agreement under this Agreement.
6.3	Certain Limitations
6.3.1

The rights to indemnification provided for in this Article 6 shall be the sole and exclusive remedy of BIOX or RKDA, as the case may be, after the Closing for any and all claims arising out of, related to, in connection with or with respect to, this Agreement or the transactions contemplated hereby, excluding, in each case, any claim relating to fraud; provided, however, that nothing contained in this Agreement shall prevent an Indemnified Party from (x) pursuing remedies as may be available to such Indemnified Party under applicable Law in the event of the Indemnifying Party’s failure to comply with its indemnification obligations hereunder; (y) pursuing an injunction or other equitable relief as may be available to such Party under applicable Law; or (z) pursuing remedies as may be available pursuant to Section 8.13.

6.3.2	RKDA’s indemnification obligations under Section 6.1 shall not apply to the extent any Loss is directly attributable to any negligent, willful, or intentional misconduct of a BIOX Indemnitee.
6.3.3	BIOX’s indemnification obligations under Section 6.2 shall not apply to the extent any Loss is directly attributable to any negligent, willful, or intentional misconduct of a RKDA Indemnitee.
6.3.4	No BIOX Indemnitee or RKDA Indemnitee shall be entitled to double recovery for any Losses.
6.4	Payment Adjustments
6.4.1

Any indemnity payment made by RKDA to BIOX Indemnitees, on the one hand, or by BIOX to RKDA Indemnitees, on the other hand, pursuant to this Article 6 in respect of any claim shall be reduced by an amount equal to (x) any insurance proceeds actually received by the Indemnified Party from any third party insurer minus (y) expenses and reasonable attorneys’ fees relating to or resulting from the recovery of such proceeds.

6.4.2

The Parties agree that, to the fullest extent permitted under applicable Law, any indemnification payments made pursuant to this Agreement shall be treated for all tax purposes as an adjustment to the Purchase Price.

6.5	Indemnification Procedures
6.5.1

In the event that any BIOX Indemnitees or RKDA Indemnitees receive or incur any claims for which indemnity may be sought, the party indemnified hereunder (the “Indemnified Party”) shall notify the parties providing indemnification (the “Indemnifying Party”) by written notice promptly after discovery of the filing or assertion of any claim against Indemnified Party; provided that, any delay or failure to notify Indemnifying Party shall not relieve it from any liability except to the extent such failure materially prejudices the ability of Indemnifying Party to defend such claim.  In the event that an indemnification matter does not involve a Third Party claim, subject to compliance with Section 6.5.2 below, the Indemnified Party shall provide written notice of such claim to the Indemnifying Party, in response to which the Indemnifying Party will either (i) object to such claim by delivering a written notice specifying in reasonable detail the basis for such objection within thirty (30) days after delivery by the Indemnified Party of such claim notice (the “Dispute Statement”) or (ii) if a Dispute Statement is not received by the Indemnified Party within such thirty (30) day period, the amount set forth in the claim notice shall be deemed accepted by the Indemnifying Party.  If the Indemnifying Party delivers to the Indemnified Party a Dispute Statement applicable to all or any portion of a claim within the thirty (30) day period set forth above, then the amount in dispute set forth in the Dispute Statement shall not be payable to the Indemnified Party until either (A) Indemnified Party and Indemnifying Party jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (B) a court of competent jurisdiction enters a final and non-appealable order regarding the claim and the amount in dispute in such Dispute Statement.  Within five (5) business days after a final determination of each claim pursuant to this Section 6.5.1, the Indemnifying Party shall pay the Indemnified Party the amount of damages sustained or incurred by the Indemnified Party which have not previously been paid

6.5.2

In the event of any Litigation asserted by a third party (a “Third-Party Claim”), provided that Indemnifying Party has sole control of the strategy, defense, and settlement of the indemnified action, the Indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnified Party to defend against any actions brought or filed against such Indemnified Party, whether or not such actions are rightfully brought; and any Indemnified Party shall have the right to retain its own counsel, at its own expense.  The Indemnified Party will use reasonable efforts to promptly notify Indemnifying Party in writing of the assertion of any Third Party claim that is subject to indemnification under this Article 6. Failure to notify Indemnifying Party will not waive any of Indemnifying Party’s indemnity obligations with respect to such claim except to the extent such failure materially prejudices the ability of Indemnifying Party to defend such claim.  The Parties will cooperate with each other in the defense and settlement of any such claim, at Indemnifying Party’s sole expense.  Indemnifying Party agrees to keep Indemnified Party reasonably informed of the progress in the defense and disposition of such indemnified claim.  In the event a Party does not accept the obligation to defend or indemnify any matter, the other Party will have the right to defend such matter and all of its or their costs, expenses, liabilities and damages (including any amounts payable in settlement) will be promptly reimbursed by the other Party.  No Indemnifying Party will settle any matter under this Article without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

6.5.3

In all cases, the Parties shall cooperate in the defense of any Third-Party Claim subject to this Article 6 and each Party shall provide the other Party and its Representatives with reasonable access to its records with respect to such defense. The Party controlling the defense of such Third-Party Claim shall keep the other Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith any reasonable recommendations made by the non-controlling Party with respect thereto.

6.6	Survival

All claims with respect to (a) any breach of any BIOX Fundamental Representation or RKDA Fundamental Representation shall survive the Closing until the expiration of the applicable statute of limitations applicable to the subject matter of such claim, (b) any breach of a representation or warranty made by BIOX in Article 4 (other than the BIOX Fundamental Representations) or RKDA in Article 3 (other than RKDA Fundamental Representations), shall survive the Closing for a period of eighteen (18) months.  Each covenant and agreement contained herein to be performed or complied with after the Closing shall survive and remain in effect until fully performed or until it expires in accordance with its terms, as the case may be.

6.7	Duty to Mitigate

Each Indemnified Party acknowledges its duty to mitigate damages under applicable Law and hereby agrees to take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss to the extent required by applicable Law upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

7	Records and Reports
7.1	Records

BIOX shall keep, and shall require its Affiliates to keep, full, true and accurate books and records, including books of account in accordance with IFRS or other accounting principles applicable to BIOX, consistently applied (the “Records”), in sufficient detail to enable RKDA to determine BIOX’s compliance with this Agreement.  All Records shall be kept during the Term and for five (5) years following the end of each Contract Year to which they pertain and will be retained at the applicable entity’s principal place of business or the principal place of business of the appropriate division of such entity to which this Agreement relates.

7.2	Audit

RKDA shall have the right, at its expense, to inspect, copy, and audit during regular business hours, any or all Records of BIOX or its Affiliates, no more frequently than twice per Contract Year, to verify compliance with this Agreement.  Any audit will be undertaken by an outside independent auditor selected by RKDA.  If the audit reveals an underpayment to RKDA of three (3%) or more in the aggregate for the period audited or for any Contract Year, BIOX shall pay all expenses of such audit and any such underpayment within thirty (30) days of receiving the invoice for such amount.  Any underpayment revealed by an audit pursuant to this Section 7.2 will bear interest at a per annum rate of equal to the lesser or (a) seven percent (7%) or (b) the maximum amount of interest allowed under the laws of the State of Delaware, which shall apply from the date on which the applicable payment was due but not paid until the date on which payment in full was made. The payment of such interest shall not prevent the Party to which such payment is due from exercising any other rights it may have with respect to such payment.

8	Miscellaneous
8.1	Fees and Expenses

Except as otherwise provided in Section 2.2.3(i), RKDA, on the one hand, and BIOX, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, negotiation, execution and delivery of this Agreement and performance and compliance herewith, whether or not the transactions contemplated hereby and thereby shall be consummated.

8.2	Notices
8.2.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	written in English; and
(ii)	delivered by hand; by United States certified mail, return receipt requested, postage prepaid; by e-mail (with proof of receipt); or by courier using an internationally recognized courier company.
8.2.2	A Notice to BIOX shall be sent to BIOX at the following address, or such other Person or address as BIOX may notify to RKDA from time to time:

Bioceres Crop Solutions Corp.
Ocampo 210 bis

Rosario (2000), Santa Fe
Argentina

Attention: Federico Trucco

Email: [**]

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Matthew Poulter, Peter Cohen-Millstein

Email: [**]

8.2.3	A Notice to RKDA shall be sent to RKDA at the following address, or such other Person or address as RKDA may notify to BIOX from time to time:

Arcadia Biosciences
202 Cousteau Place, Suite 105
Davis, CA 95618
Attention: Matt Plavan, President & CEO

Email: [**]

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

70 Linden Oaks, Suite 210

Rochester, NY 14625

Attention: Andrew P. Zappia, Esq.

Email: [**]

8.2.4

A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery; provided that, if a Notice would become effective after 5:30 p.m., local time of the recipient, on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m., local time of the recipient, on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

8.3	Entire Agreement

This Agreement (and the Exhibits attached hereto) constitutes the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates and Representatives with respect to the subject matter hereof and thereof.

8.4	Amendment; Waivers

This Agreement may only be amended or modified by a written agreement signed by all the Parties. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The failure of a Party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

8.5	Severability

If any provision of this Agreement, including any phrase, sentence, clause, Article, Section or subsection is held invalid, illegal, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, illegal, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, illegal, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

8.6	Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile, “.pdf” or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The Parties acknowledge and agree that this Agreement may be executed using electronic signatures.  Further, the Parties agree that neither Party shall raise a challenge that this Agreement is invalid or unenforceable solely because any electronic signature is not an advanced electronic signature, due to the absence of a qualified certificate or any other challenge under applicable Law due to the use of electronic signatures.  Such electronic execution and delivery shall be considered valid, binding and effective for all purposes.

8.7	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

8.8	Assignment

Neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by any Party without the prior written consent of the other Party, other than to an Affiliate.

8.9	Upon Change of Control

Upon a Change of Control of RKDA to a Sanctioned Person or a Competitor, RKDA shall promptly provide written notice thereof to BIOX and BIOX may, after conferring in good faith with RKDA, terminate this Agreement.

8.10	No Third-Party Beneficiaries

No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns except that Article 6 shall be for the benefit of, and enforceable by, the BIOX Indemnitees and the RKDA Indemnitees.

8.11	Construction; Cooperation
8.11.1

The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

8.11.2

The Parties agree that they will contract in the English language and that there shall be no requirement to translate this Agreement or any of the documents incorporated into this Agreement into any other language.  The English language version shall govern if there are any inconsistencies with any translated version of this Agreement.

8.12	Governing Law and Arbitration
8.12.1

This Agreement, and all disputes, claims and controversies relating to or arising out of this Agreement (each, a “Dispute”) shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties expressly exclude application of the UN Convention on the International Sale of Goods.

8.12.2

The Parties agree that all Disputes relating to or arising out of this Agreement will be resolved in accordance with this Section 8.12, except that either Party may seek a preliminary injunction or other provisional equitable relief from any court of competent jurisdiction if, in such Party’s reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

8.12.3

The Parties agree that for all Disputes the Parties shall first attempt to resolve such Disputes through direct talks between the Parties.  If after thirty (30) days such direct talks have not resolved the Disputes, either Party may submit the Disputes to mediation under the commercial mediation procedures of the American Arbitration Association (the “AAA”), with such mediation to take place in San Francisco, California or such other locale mutually agreed by the Parties.

8.12.4

Any Dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, if not resolved in mediation, shall be determined by binding arbitration under the international commercial arbitration rules of the AAA in San Francisco, California or such other locale mutually agreed by the Parties, in accordance with and governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.  The

arbitration will be before one arbitrator mutually agreed upon by the Parties from the list of neutrals approved by AAA, who shall not have had in the prior two (2) years and shall not have any pending or anticipated, material commercial or other business relationship with any Party or any of their Affiliates.  All expenses and costs of the arbitrator and the arbitration will be shared equally, except that each Party will bear the costs of its prosecution and defense, including without limitation attorneys’ fees and the production of witnesses and other evidence.  Any award rendered in the arbitration shall be final and may be enforced by any Party in any court having jurisdiction.  The arbitrator shall comply with the limitation of liability provisions of this Agreement and shall have no authority to award punitive or exemplary damages.

8.12.5

Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation a Party’s obligations to make royalty and other payments.

8.12.6

If any Dispute is prohibited from resolution pursuant to arbitration, then such Dispute must be brought or otherwise commenced in a federal court in the District of Delaware. Each Party expressly and irrevocably consents and submits to the exclusive jurisdiction of such federal court in connection with any such legal proceeding.

8.13	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, in addition to any other remedy at law or in equity, each Party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other Party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at law or in equity. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) the other Party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.14	Certain Waivers
8.14.1	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.14.2

EXCEPT WITH RESPECT TO THIRD PARTY INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 6 AND BREACH OF SECTION 5.5 (CONFIDENTIALITY) EACH PARTY EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.14.3

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THESE WAIVERS, (ii) EACH PARTY MAKES THESE WAIVER VOLUNTARILY AND (iii) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 8.14.

[Signature pages follow]

IN WITNESS whereof, the Parties have duly executed this Agreement as of the date first above written.

ARCADIA BIOSCIENCES, INC.

By:/s/MATTHEW PLAVAN____
Name:Matthew Plavan
Title:CEO

[Signature page to the Master Transaction Agreement]

IN WITNESS whereof, the Parties have duly executed this Agreement as of the date first above written.

BIOCERES CROP SOLUTIONS CORP.

By:/s/FEDERICO TRUCCO
Name:  Federico Trucco
Title:   President of the Board of Directors

[Signature page to the Master Transaction Agreement]

Exhibit A

License Agreement

Exhibit B

Pledge and Security Agreement